EXHIBIT 99.2

ATLAS ENERGY, L.P.

ATLAS ENERGY, L.P. PARK PLACE CORP. CENTER ONE 1000 COMMERCE DRIVE, SUITE 400 PITTSBURGH, PA 15275	THE ENCLOSED MATERIALS HAVE BEEN SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY

M76751-Z63725
ATLAS ENERGY, L.P.

You are receiving this communication because you hold common units of Atlas Energy, L.P. Atlas Energy announced that the board of directors of its general partner has approved the pro rata distribution to the Atlas Energy unitholders of common units representing a 100% limited liability company interest in Atlas Energy Group, LLC (“New Atlas”), a wholly owned subsidiary of Atlas Energy that will hold all of Atlas Energy’s assets and businesses other than those related to its “Atlas Pipeline Partners” segment. Following the separation, New Atlas will hold all of Atlas Energy’s businesses other than its midstream business, including holding the general partner interest, incentive distribution rights and Atlas Energy’s limited partner interest in Atlas Resource Partners, L.P. (a publicly traded master limited partnership and independent developer and producer of natural gas, crude oil and natural gas liquids), Atlas Energy’s general and limited partner interests in its exploration and production development subsidiary, which currently conducts operations in the mid-continent region of the United States, its general and limited partner interests in Lightfoot Capital Partners, a limited partnership investment business, and its other natural gas and oil exploration and production assets. Important information regarding this separation and distribution (which we refer to as the “Spin-Off Materials”) is now available for your review. This notice provides instructions on how to gain access to the Spin-Off Materials, which are being provided for informational purposes only. This notice is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access the Spin-Off Materials and review them closely.

The distribution of New Atlas common units will occur on            , 2015 by way of a pro rata distribution to Atlas Energy unitholders. Each Atlas Energy unitholder will receive one common unit of New Atlas for each Atlas Energy common unit held by such unitholder at the close of business on            , 2015, the record date of the distribution. As a result of the distribution, New Atlas will become a separate, publicly traded company, and the New Atlas unitholders will elect the board of New Atlas. Atlas Energy is not soliciting proxy or consent authority from unitholders in connection with the separation and distribution, and no unitholder vote is requested or required.

Important Notice Regarding the Availability of Materials

ATLAS ENERGY, L.P.

ATLAS ENERGY, L.P. PARK PLACE CORP. CENTER ONE 1000 COMMERCE DRIVE, SUITE 400 PITTSBURGH, PA 15275

You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. This notice provides instructions on how to access ATLAS ENERGY, L.P. materials for informational purposes only.

You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

—  How to Access the Materials  —

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

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Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.

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1) BY INTERNET:	www.materialnotice.com
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You are receiving this communication because you hold common units of Atlas Energy, L.P. Atlas Energy announced that the board of directors of its general partner has approved the pro rata distribution to the Atlas Energy unitholders of common units representing a 100% limited liability company interest in Atlas Energy Group, LLC (“New Atlas”), a wholly owned subsidiary of Atlas Energy that will hold all of Atlas Energy’s assets and businesses other than those related to its “Atlas Pipeline Partners” segment. Following the separation, New Atlas will hold all of Atlas Energy’s businesses other than its midstream business, including holding the general partner interest, incentive distribution rights and Atlas Energy’s limited partner interest in Atlas Resource Partners, L.P. (a publicly traded master limited partnership and independent developer and producer of natural gas, crude oil and natural gas liquids), Atlas Energy’s general and limited partner interests in its exploration and production development subsidiary, which currently conducts operations in the mid-continent region of the United States, its general and limited partner interests in Lightfoot Capital Partners, a limited partnership investment business, and its other natural gas and oil exploration and production assets. Important information regarding this separation and distribution (which we refer to as the “Spin-Off Materials”) is now available for your review. This notice provides instructions on how to gain access to the Spin-Off Materials, which are being provided for informational purposes only. This notice is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access the Spin-Off Materials and review them closely.

The distribution of New Atlas common units will occur on            , 2015 by way of a pro rata distribution to Atlas Energy unitholders. Each Atlas Energy unitholder will receive one common unit of New Atlas for each Atlas Energy common unit held by such unitholder at the close of business on            , 2015, the record date of the distribution. As a result of the distribution, New Atlas will become a separate, publicly traded company, and the New Atlas unitholders will elect the board of New Atlas. Atlas Energy is not soliciting proxy or consent authority from unitholders in connection with the separation and distribution, and no unitholder vote is requested or required.

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